Exhibit 99.1

Carpenter Technology Corporation P.O. Box 14662 Reading, Pennsylvania, 19612-4662

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartch.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FOURTH QUARTER RESULTS

•	Fourth quarter net sales excluding raw material surcharge up 31% from a year earlier on 12% higher volume.

•	Fourth quarter net income of $25.5 million or $0.57 per diluted share.

•	Latrobe acquisition expected to close by September 30, 2011.

WYOMISSING, Pa., July 28, 2011 — Carpenter Technology Corporation (NYSE:CRS) today reported net income attributable to Carpenter of $25.5 million or $0.57 per share for the quarter ended June 30, 2011. Costs in the quarter related to the recently announced Latrobe Specialty Metals (Latrobe) acquisition were $2.4 million or $0.04 per diluted share. Excluding these costs, net income attributable to Carpenter was $0.61 per diluted share. This compares to net income attributable to Carpenter of $5.9 million or $0.13 per share for the same quarter a year earlier.

“We finished the year with another strong quarter of operating performance,” said William A. Wulfsohn, President and Chief Executive Officer. “Revenue growth is outpacing volume gains as we continue driving our mix management and pricing initiatives. These actions, combined with our cost focus, are translating top-line growth momentum to our bottom line.

“Over the past year, we have seen strong, sustained demand for our products. As a result, we are actively seeking ways to expand our capacity to facilitate further growth. We have announced a facility expansion in Reading targeting premium remelt, forge finishing and annealing operations and we are preceding with capacity investments in our Dynamet titanium wire fastener and Powder Products businesses. Our recent agreement to acquire Latrobe Specialty Metals, while providing many strategic benefits, will also help expand our capacity and facilitate further growth.”

Fourth Quarter and Full Year Fiscal 2011 Results

Financial highlights for the fourth quarter and full year fiscal year 2011 include:

(in millions, except per share amounts & pounds sold)	4Q FY 2011	4Q FY 2010	FY 2011	FY 2010
Net Sales	$483.6	$364.2	$1,675.1	$1,198.6
Net Sales Excluding Surcharge (a)	$352.4	$269.8	$1,231.1	$921.7
Operating Income Excluding Pension Earnings, Interest and Deferrals (a)	$43.8	$19.7	$131.6	$49.6
Net Income Attributable to Carpenter	$25.5	$5.9	$71.0	$2.1
Diluted Earnings per Share	$0.57	$0.13	$1.59	$0.04
Net Pension Expense per Diluted Share (a)	$(0.21)	$(0.21)	$(0.84)	$(0.85)
Free Cash Flow (a)	$61.5	$23.1	$(88.9)	$40.1
Pounds Sold (000)	58,052	51,790	216,834	172,974

(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the fourth quarter were $483.6 million, up 33 percent from the prior year. Excluding surcharge revenue, net sales were $352.4 million, up 31 percent from a year ago.

Total pounds sold in the fourth quarter were 12 percent higher than the fiscal year 2010 fourth quarter, with the Premium Alloys Operations (PAO) segment up 40 percent and the Advanced Metals Operations (AMO) segment up 7 percent.

Gross profit was $77.0 million compared with $43.7 million in the fiscal year 2010 fourth quarter. The higher gross profit in this year’s fourth quarter was driven by higher volumes, an improved product mix, higher prices and better operating performance.

SG&A expense as a percentage of revenue excluding surcharge was 1.2 percent lower than the prior year. SG&A expense in the current quarter was $39.6 million or 11.2 percent of revenue, compared with $33.5 million or 12.4 percent of revenue for the fourth quarter of fiscal year 2010. The year-over-year increase is due to the addition of Amega West overhead cost and higher compensation related expense.

Operating income for the fourth quarter was $35.0 million compared with $10.2 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 12.4 percent for the quarter and 13.1 percent excluding acquisition related costs. This compares to 7.3 percent in the fiscal year 2010 fourth quarter.

Other income was $2.8 million compared to $0.9 million in the fiscal year 2010 fourth quarter. The difference is primarily due to residual payments received under the expired CDSOA anti-dumping subsidy program. The provision for income tax was $7.7 million or 23 percent of pre-tax income compared to $0.7 million or 11 percent of pre-tax income in the 2010 fourth quarter.

Net income attributable to Carpenter was $25.5 million or $0.57 per diluted share, compared with fourth quarter net income of $5.9 million or $0.13 per diluted share in fiscal year 2010. For the full year, net income attributable to Carpenter was $71.0 million or $1.59 per diluted share, compared with full fiscal year 2010 net income of $2.1 million or $0.04 per diluted share.

Free cash flow, defined as cash from operations less capital expenditures, dividends, and the net impact from the purchase and sale of businesses, was $61.5 million in the current quarter, driven by working capital improvements. For the full fiscal year, free cash flow was a negative $88.9 million due to the cash purchase of Amega West and Oilfield Alloys, as well as increased working capital to support business growth.

Markets:

Aerospace market sales were $194.1 million in the fourth quarter, up 24 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were up 17 percent on 13 percent higher volume. Aerospace results reflect continuing strong demand for engine components driven by high build rates. Demand for titanium fastener material is approaching prior peak levels with continued strong demand expected in the coming year. Demand for nickel and stainless fastener material has grown over the last three quarters and channel activity within these segments indicates demand growth should continue over the next several quarters.

Industrial market sales were $105.8 million, up 24 percent compared with the fourth quarter of fiscal year 2010. Excluding surcharge revenue, industrial sales increased 25 percent on 11 percent higher volume. The year-over-year results reflect the impact of mix management and pricing actions as well as demand growth for higher value materials for fittings. In addition, powder metal sales used for tool steel products were up significantly.

Energy market sales of $70.5 million increased 189 percent from the fourth quarter a year earlier. Excluding surcharge revenue, energy market sales increased 189 percent on 79 percent higher volume. A significant increase in demand for materials used in industrial gas turbines drove the growth and positive mix in this segment. The oil and gas segment continued

to grow due to increases in directional drilling activity, the Amega West acquisition and higher pricing. Strong growth trends should continue in Energy through fiscal year 2012.

Consumer market sales were $40.8 million, an increase of 8 percent from the fourth quarter of fiscal year 2010. Excluding surcharge revenue, sales increased 10 percent on 4 percent lower volume. Revenue grew faster than volume as the growing global demand for higher value materials used in sporting goods applications outpaced sales of lower value materials used in housing. Mix management efforts and pricing actions are having a considerable positive impact on the Consumer market.

Automotive market sales were $37.7 million, an increase of 21 percent from a year earlier. Excluding surcharge revenue, automotive sales rose 13 percent on 2 percent higher volumes. The revenue growth is attributable to mix management efforts that caused increased participation in higher value turbo charger and fuel system components, with a corresponding reduction in lower value products. These efforts are expected to better position Carpenter to participate in the trend toward premium stainless and high-temp alloys used in the next generation technologies that support higher fuel economy.

Medical market sales were $34.7 million in the fourth quarter, up 19 percent from a year ago. Excluding surcharge revenue, medical market sales increased 24 percent on 2 percent higher volume. Share gain drove substantial growth of higher priced titanium products and a richer product mix. Sales of non-implant stainless products also grew in the quarter and contributed to the positive results.

International sales in the fourth quarter were $150.4 million, an increase of 34 percent compared with the same quarter a year earlier. Sales in Europe were up 41 percent on 29 percent higher volume driven mainly by increased demand in Aerospace and Energy and high value Automotive products. Asia revenues increased 13 percent as products for Aerospace continued to show strong demand. Total international sales in the quarter represented 31 percent of total Company sales, in-line with the prior year.

Fiscal Year 2012 Outlook

“Demand growth remains strong in our strategic end markets,” said Wulfsohn. “Several of our largest customers are seeking to expand and extend our supply contracts. Carpenter revenue, excluding Latrobe, is still expected to grow by more than 10 percent in fiscal year 2012. As previously communicated, operating income, excluding pension EID, on the base Carpenter business should be approximately 50 percent higher than fiscal year 2011. The full-year tax rate is projected to be 33 percent and interest expense should be about $7 million higher based on $150 million of incremental debt.

“Free cash flow is expected to be slightly negative after factoring in higher capital spending of about $200 million aimed at capacity expansion, and a modest increase in working capital to support business growth.

“We are also excited about the Latrobe acquisition as it plays an important role in Carpenter’s growth strategy. Latrobe has a well-positioned business portfolio that is also benefiting from strong customer demand. We expect the combined business will enable production efficiencies which will result in expanded production capacity The combined entities also have a larger critical mass to justify the next major increment of premium capacity expansion. The Latrobe acquisition, including transactions costs, should be accretive in year one depending on the closing date, and strongly accretive in later years with the benefit of significant synergies.”

Pension Effects

During the fourth quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $15.2 million or $0.21 per diluted share. For the full fiscal year, non-cash pension expense was $60.8 million, or $0.84 per diluted share. Due primarily to improvement in equity markets during fiscal 2011 that enabled pension assets to grow by $78.6 million and a slightly higher discount rate assumption, non-cash pension expense in fiscal year 2012 will decrease to $39.4 million or $0.55 per diluted share. The expense will be allocated equally through the fiscal year. The Company currently expects to make cash contributions of approximately $28 million in fiscal year 2012.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, July 28, at 9:00 a.m., ET, to discuss financial results and operations for the fiscal fourth quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2010 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011 and the exhibits attached to those filings. They include but are not limited to: 1) the ability to successfully close the Latrobe Specialty Metals, Inc. transaction and the synergies, costs and other anticipated financial impacts of the transaction; 2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 5) domestic and foreign excess manufacturing capacity for certain metals; 6) fluctuations in currency exchange rates; 7) the degree of success of government trade actions; 8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 9) possible labor disputes or work stoppages; 10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 11) the ability to successfully acquire and integrate acquisitions; 12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 14) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and 15) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30,	June 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$492.5	$265.4
Marketable securities	30.5	105.2
Accounts receivable, net	259.4	188.5
Inventories	328.6	203.6
Deferred income taxes	14.9	21.5
Other current assets	31.7	36.0

Total current assets	1,157.6	820.2

Property, plant and equipment, net	662.9	617.5
Goodwill	44.9	35.2
Other intangibles, net	30.0	17.6
Deferred income taxes	—	16.2
Other assets	96.5	76.5

Total assets	$1,991.9	$1,583.2

LIABILITIES
Current liabilities:
Accounts payable	$170.5	$130.5
Accrued liabilities	124.9	87.6
Current portion of long-term debt	100.0	—

Total current liabilities	395.4	218.1

Long-term debt, net of current portion	407.8	259.6
Accrued pension liability	188.5	322.6
Accrued postretirement benefits	108.7	146.7
Deferred income taxes	48.3	—
Other liabilities	67.2	62.8

Total liabilities	1,215.9	1,009.8

EQUITY
Carpenter stockholders’ equity:
Common stock	273.7	273.2
Capital in excess of par value	235.4	223.3
Reinvested earnings	1,022.1	983.2
Common stock in treasury, at cost	(532.2)	(535.2)
Accumulated other comprehensive loss	(233.3)	(371.1)

Total Carpenter stockholders’ equity	765.7	573.4

Noncontrolling interest	10.3	—

Total equity	776.0	573.4

Total liabilities and equity	$1,991.9	$1,583.2

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010

NET SALES	$483.6	$364.2	$1,675.1	$1,198.6

Cost of sales	406.6	320.5	1,426.1	1,053.8

Gross profit	77.0	43.7	249.0	144.8

Selling, general and administrative expenses	39.6	33.5	149.5	133.1
Acquisition related costs	2.4	—	3.1	—

Operating income	35.0	10.2	96.4	11.7

Interest expense	(4.2)	(4.5)	(17.1)	(17.8)
Other income, net	2.8	0.9	8.5	10.8

Income before income taxes	33.6	6.6	87.8	4.7
Income tax expense	7.7	0.7	16.1	2.6

Net income	25.9	5.9	71.7	2.1

Less: Net income attributable to noncontrolling interest	0.4	—	0.7	—

NET INCOME ATTRIBUTABLE TO CARPENTER	$25.5	$5.9	$71.0	$2.1

EARNINGS PER SHARE:
Basic	$0.57	$0.13	$1.59	$0.04

Diluted	$0.57	$0.13	$1.59	$0.04

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44.2	44.0	44.1	43.9

Diluted	45.0	44.5	44.7	44.4

Cash dividends per common share	$0.18	$0.18	$0.72	$0.72

10

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended
	June 30,
	2011	2010

OPERATING ACTIVITIES:
Net income	$71.7	$2.1
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	66.5	59.1
Deferred income taxes	(4.0)	(1.8)
Net pension expense	60.8	61.3
Net loss on disposal of property and equipment	0.8	2.0
Pension contribution	(3.9)	—
Changes in working capital and other:
Accounts receivable	(56.9)	(62.5)
Inventories	(116.1)	(19.1)
Other current assets	6.4	24.2
Accounts payable	34.5	60.8
Accrued liabilities	4.6	13.4
Other, net	(0.2)	(24.3)

Net cash provided from operating activities	64.2	115.2

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(79.6)	(44.2)
Proceeds from disposals of property and equipment	1.1	1.0
Acquisition of businesses, net of cash acquired	(45.4)	—
Acquisition of equity method investment	(6.2)	—
Purchases of marketable securities	(91.3)	(145.0)
Proceeds from sales and maturities of marketable securities	166.0	55.3

Net cash used for investing activities	(55.4)	(132.9)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of offering costs	247.4	—
Payments on long-term debt assumed in connection with acquisition of business	(12.4)	—
Payments on long-term debt	—	(20.0)
Proceeds received from sale of noncontrolling interest	9.1	—
Dividends paid	(32.1)	(31.9)
Payments of debt issue costs	(1.4)	(2.0)
Tax benefits on share-based compensation	1.7	0.2
Proceeds from stock options exercised	1.6	0.2

Net cash provided from (used for) financing activities	213.9	(53.5)

Effect of exchange rate changes on cash and cash equivalents	4.4	(3.5)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	227.1	(74.7)
Cash and cash equivalents at beginning of period	265.4	340.1

Cash and cash equivalents at end of period	$492.5	$265.4

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
Pounds sold (000):
Advanced Metals Operations	45,666	42,532	171,502	142,008
Premium Alloys Operations	13,002	9,258	47,572	30,966
Intersegment	(616)	—	(2,240)	—

Consolidated pounds sold	58,052	51,790	216,834	172,974

Net sales:
Advanced Metals Operations:
Net sales excluding surcharge	$240.2	$197.3	$858.3	$675.4
Surcharge	81.4	63.1	282.8	177.6

Advanced Metals Operations net sales	$321.6	$260.4	$1,141.1	$853.0

Premium Alloys Operations:
Net sales excluding surcharge	$105.1	$73.4	$369.8	$249.0
Surcharge	51.9	31.3	163.2	99.3

Premium Alloys Operations net sales	$157.0	$104.7	$533.0	$348.3

Emerging Ventures:
Net sales excluding surcharge	$19.1	$—	$35.3	$—
Surcharge	—	—	—	—

Emerging Ventures net sales	$19.1	$—	$35.3	$—

Intersegment	(14.1)	(0.9)	(34.3)	(2.7)

Consolidated net sales	$483.6	$364.2	$1,675.1	$1,198.6

Operating income:
Advanced Metals Operations	$22.7	$7.9	$62.3	$11.8
Premium Alloys Operations	33.6	19.1	110.2	71.2
Emerging Ventures	1.0	—	3.9	—
Corporate costs	(12.5)	(7.3)	(42.0)	(33.5)
Pension earnings, interest & deferrals	(8.8)	(9.5)	(35.2)	(37.9)
Intersegment	(1.0)	—	(2.8)	0.1

Consolidated operating income	$35.0	$10.2	$96.4	$11.7

We have three reportable business segments: Advanced Metals Operations, Premium Alloys Operations and Emerging Ventures.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The Emerging Ventures segment currently includes the operations of the recently completed acquisitions of Amega West Services and Oilfield Alloys, manufacturers and service providers of high-precision components for measurement while drilling (MWD) and logging while drilling (LWD), drill collars, stabilizers and other down-hole tools used for directional drilling. MWD and LWD technology is used to ensure critical data is obtained and transmitted to the surface to monitor progress of the well. The net sales of Amega West and Oilfield Alloys are to customers in the energy end use market.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
FREE CASH FLOW	2011	2010	2011	2010

Net cash provided from operating activities	$117.2	$48.1	$64.2	$115.2
Purchases of property, equipment and software	(44.0)	(17.1)	(79.6)	(44.2)
Proceeds from disposals of property and equipment	0.1	0.1	1.1	1.0
Acquisition of equity method investment	—	—	(6.2)	—
Proceeds received from sale of noncontrolling interest	—	—	9.1	—
Acquisition of businesses, net of cash acquired	(3.8)	—	(45.4)	—
Dividends paid	(8.0)	(8.0)	(32.1)	(31.9)

Free cash flow	$61.5	$23.1	($88.9)	$40.1

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended		Year Ended
	June 30,		June 30,
NET PENSION EXPENSE PER DILUTED SHARE	2011	2010	2011	2010

Pension plans expense	$13.6	$13.7	$54.0	$54.3
Other postretirement benefits expense	1.6	1.8	6.8	7.0

Net pension expense	15.2	15.5	60.8	61.3
Income tax benefit	(5.8)	(6.0)	(23.2)	(23.7)

Net pension expense, net of tax	$9.4	$9.5	$37.6	$37.6

Net pension expense per diluted share	$0.21	$0.21	$0.84	$0.85

Weighted average diluted common shares	45.0	44.5	44.7	44.4

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense tends to be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

OPERATING MARGIN EXCLUDING SURCHARGE AND	Three Months Ended		Year Ended
PENSION EARNINGS, INTEREST AND DEFERRALS	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$483.6	$364.2	$1,675.1	$1,198.6
Less: surcharge revenue	131.2	94.4	444.0	276.9

Consolidated net sales excluding surcharge	$352.4	$269.8	$1,231.1	$921.7

Operating income	$35.0	$10.2	$96.4	$11.7
Pension earnings, interest & deferrals	8.8	9.5	35.2	37.9

Operating income excluding pension earnings, interest and deferrals	$43.8	$19.7	$131.6	$49.6

Operating margin excluding surcharge, pension earnings, interest and deferrals	12.4%	7.3%	10.7%	5.4%

Management believes that removing the impacts of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

	Three Months Ended		Year Ended
	June 30,		June 30,
NET SALES BY MAJOR PRODUCT LINE	2011	2010	2011	2010

Product Line Excluding Surcharge:
Special alloys	$147.6	$128.2	$548.2	$449.6
Stainless steel	141.3	96.4	466.1	311.7
Titanium products	41.6	31.5	140.7	112.4
Tool and other steel	17.1	10.4	59.4	37.4
Other materials	4.8	3.3	16.7	10.6

Consolidated net sales excluding surcharge	$352.4	$269.8	$1,231.1	$921.7

Surcharge revenue	131.2	94.4	444.0	276.9

Consolidated net sales	$483.6	$364.2	$1,675.1	$1,198.6

	Three Months Ended		Year Ended
	June 30,		June 30,
NET SALES BY END USE MARKET	2011	2010	2011	2010

End Use Market Excluding Surcharge:
Aerospace	$139.1	$118.4	$502.3	$404.0
Industrial	73.2	58.4	262.0	196.5
Energy	54.7	18.9	156.7	64.1
Consumer	28.9	26.3	107.2	87.4
Automotive	26.1	23.2	98.1	80.3
Medical	30.4	24.6	104.8	89.4

Consolidated net sales excluding surcharge	$352.4	$269.8	$1,231.1	$921.7

Surcharge revenue	131.2	94.4	444.0	276.9

Consolidated net sales	$483.6	$364.2	$1,675.1	$1,198.6